Exhibit 99.1

MCG Capital Corporation 1100 Wilson Boulevard Suite 3000 Arlington, VA 22209 (703) 247-7500 (703) 247-7505 (FAX) MCGCapital.com	PRESS RELEASE Contact: Sherry L.Edwards Dopp (703) 247-7502 SDopp@MCGCapital.com

FOR IMMEDIATE RELEASE

MCG Capital Corporation Declares Third Quarter Dividend of $0.42 Per Share

ARLINGTON, VA – August 6, 2003 – MCG Capital Corporation (Nasdaq: MCGC) today announced that it has declared a dividend of $0.42 per share for the third quarter. The actual tax characteristics of this dividend will be reported to each shareholder on a Form 1099.

The dividend is payable as follows:

Record date: August 18, 2003

Payable date: October 30, 2003

About MCG Capital Corporation

MCG Capital Corporation (Nasdaq: MCGC) is a solutions-focused financial services company providing financing and advisory services to companies throughout the United States in the communications, information services, media and technology industry sectors. The company’s investment objective is to achieve current income and capital gains. MCG is an internally managed business development company under the Investment Company Act of 1940. Since its inception, MCG has originated an aggregate of over $2 billion in investments in over 200 transactions. MCG typically seeks companies with $10 million to $150 million in revenues.

Forward-looking Statements:

This press release contains forward-looking statements that are not historical facts, but rather are based on current expectations, estimates and projections about our industry, our beliefs, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” and “estimates,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward–looking statements including without limitation (1) the current economic downturn is impairing and any future economic downturn could impair our customers’ ability to repay our loans and increase our non-performing assets, (2) the current economic downturn is disproportionately impacting certain sectors in which we concentrate, such as certain areas within publishing and telecommunications, and any future economic downturn could disproportionately impact the communications, information services, media and technology industries in which we concentrate causing us to suffer losses in our portfolio and experience diminished demand for capital in these industry sectors, (3) a contraction of available credit and/or an inability to access the equity markets could impair our lending and investment activities, (4) interest rate volatility could adversely affect our results, (5) the risks associated with the possible disruption in the Company’s operations due to terrorism and (6) the risks, uncertainties and other factors we identify from time to time in our filings with the Securities and Exchange Commission, including our Form 10-Ks, Form 10-Qs and Form 8-Ks. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be incorrect. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans and objectives will be achieved. Undue reliance should not be placed on these forward-looking statements, which apply only as of the date of this press release.

###